EXHIBIT 99.2
Financial News Release
For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Jeff Bouchard	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-1771	Tel: (503) 454-1770
	E-mail: jeffb@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com
Pixelworks Announces Resignation of
Chief Financial Officer
     Tualatin, Ore., January 31, 2006 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-chip ICs for the advanced display industry, reported today that Jeff Bouchard, Vice President, Chief Financial Officer and Corporate Secretary, has resigned from Pixelworks as he has accepted the position of Chief Financial Officer of a private high-technology company in Silicon Valley. His resignation is effective February 10, 2006.
     A search has begun to replace Mr. Bouchard. In the interim, the Board of Directors has named Hans Olsen, the Chief Operating Officer of Pixelworks, to serve as acting Chief Financial Officer.
     “Jeff has contributed greatly to the success of Pixelworks over the past six years, from the time we were a small private company to the public company we are today. We sincerely thank him for his many contributions and wish him success in his new endeavor,” said Allen Alley, President, CEO, and Chairman of Pixelworks.
     About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-chip ICs for the advanced display industry. Pixelworks’ solutions provide the intelligence for advanced televisions, multimedia projectors and flat panel monitors by processing and optimizing video and computer graphics signals to produce high quality images. Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products.
     For more information, please visit the Company’s Web site at www.pixelworks.com.
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     Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.